Exhibit 10.73
SECOND AMENDMENT TO LEASE AGREEMENT
     This SECOND AMENDMENT TO LEASE AGREEMENT (“Second Amendment”) is made and entered into as of July 13, 2007 (“Effective Date”), by and between DCT CREEKSIDE III LLC, a Delaware limited liability company (“Landlord”), and RED ENVELOPE, INC. (“Tenant”).
RECITALS
     This Second Amendment is made with respect to the following facts:
     A. Creekside III LLC, as predecessor-in-interest to Landlord (hereinafter collectively “Landlord”), and Tenant entered into a Lease Agreement dated April 1, 2004, which was amended by that certain First Amendment to Lease Agreement dated August 1, 2006 (such lease and all amendments and modifications thereto collectively hereinafter referred to as the “Lease”), whereby Tenant leased certain premises consisting of approximately 238,674 rentable square feet located at 4000 Creekside Parkway, Lockbourne, Ohio 43137 (the “Premises”).
     B. Landlord and Tenant now desire to amend the Lease to provide for an extension of the Term of the Lease for the Premises on the terms and conditions set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. Unless otherwise expressly defined herein, all initially capitalized terms used herein shall have the meanings set forth for such terms in the Lease.
     2. Extension Term. As of August 1, 2007 (the “Extension Term Commencement Date”), the Lease shall be extended for an additional period of thirty-six (36) months (the “Extension Term”), so that the expiration date of the Lease shall thereby be July 31, 2010 (the “Termination Date”). For purposes herein, Tenant hereby acknowledges that the extension of the Term of the Lease, as contemplated by this Second Amendment, shall be deemed to mean the exercise of Tenant’s second renewal option, as granted under Section 1 of Exhibit F of the Lease, and, therefore, such renewal options, as granted under Section 1 of Exhibit F of the Lease are hereby deleted in their entirety and of no further force and effect.
     3. Monthly Base Rent. From and after the Extension Term Commencement Date until the Termination Date, the Monthly Base Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period	Annual Base Rent	Monthly Base Rent
08/01/07-07/31/08	$799,557.90	$66,629.83
08/01/08-07/31/09	$823,425.30	$68,618.78
08/01/09-07/31/10	$847,292.70	$70,607.73

     4. Operating Expenses. In addition to the Monthly Base Rent as set forth above, Tenant shall remain obligated for the payment of Operating Expenses in accordance with the provisions of the Lease during the Extension Term.
     5. Tenant Improvements. Notwithstanding anything contained herein to the contrary, Landlord shall contribute up to a maximum amount of $179,005.50, subject to mutually agreed upon plans and specifications related thereto (the “TI Allowance) toward Tenant’s construction and/or installation of the following (i) constructing additional office space in the Premises; (ii) constructing a mezzanine level in the Premises; (iii) installing additional restrooms in the Premises; and (iv) painting the Premises (collectively, “Tenant Improvements”), which such payment shall be made by Landlord to Tenant within thirty (30) days following (i) completion of such Tenant Improvements, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final Lien waivers from all contractors and subcontractors who did work on such Tenant Improvements; and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Tenant Improvements. Landlord shall be under no obligation to pay for any alterations or Tenant Improvements to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through March 31, 2008, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of April 1, 2008. Tenant Improvements hereunder shall be deemed Alterations for purposes of this Second Amendment, and, therefore, shall be governed by Section 10 of the Lease (except as otherwise expressly set forth herein), and, further, shall be subject to Landlord’s approval of the plans and specifications related thereto, which have been approved by a certified engineer. The parties acknowledge that Landlord’s approval process of such Tenant improvements shall include, but not be limited to, any alterations to the foundation, slab, adjacent structural components, and of the loading of the mezzanine structure, and may account for future modifications to the slab.
          Notwithstanding anything contained in the Lease or in this Second Amendment to the contrary, in the event that any of the Tenant Improvements causes any damages to the Building or the Premises (whether structural or non-structural), Tenant shall be solely responsible for the costs relative to such damages, including (but not limited to) structural or non-structural damages to the Building and/or Premises, including (without limitation) the foundation, slab, and adjacent structural components, or any costs related thereto, including (but not limited to) replacement of the slab to the nearest slab joint. Upon the expiration or earlier termination of the Lease, Tenant shall remove the Tenant Improvements, and, upon such removal, Tenant shall restore the Premises to the condition as required under the Lease. However, notwithstanding the aforesaid, upon Landlord’s written election, such Tenant Improvements shall revert to Landlord and shall remain within the Premises upon the expiration or earlier termination of the Lease. If Tenant does not timely remove the Tenant Improvements, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed the Tenant Improvements to Landlord without compensation or (ii) abandoned the Tenant Improvements, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the Tenant Improvements, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such Tenant Improvements. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

     6. Tender of Premises. Tenant currently occupies the Premises as of the Effective Date hereof. Tenant’s continued occupancy of the Premises on August 1, 2007 shall be deemed Tenant’s acceptance thereof in its As-Is condition, and Landlord shall have no obligations to make or perform any alterations or improvements to the Premises, except as otherwise expressly set forth herein.
     7. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent in connection with the negotiation and/or execution of this Second Amendment, other than Pizzuti Management LLC (“Landlord’s Broker”) and Studley, Inc. (“Tenant’s Broker”) (Landlord’s Broker and Tenant’s Broker collectively hereinafter referred to as the “Brokers”), and Tenant agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for brokerage or other commissions or fees made by any other broker, finder, or agent, other than Brokers, whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant.
     8. Status of Lease Obligations. Tenant acknowledges and certifies that as of the date hereof, Landlord has performed all covenants and obligations on the part of Landlord to be performed under the Lease and that Tenant has no claims or right of offset against Landlord.
     9. Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall control.
     10. Binding Effect. This Second Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     11. Severability. In the event that any one or more of the provisions of this Second Amendment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Second Amendment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.
     12. Headings. The paragraph headings that appear in this Second Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.
     13. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by telecopy and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by telecopy, the parties will use best efforts to deliver originals as promptly as possible after execution.
     14. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises is located.

     15. Limitation of Liability. Notwithstanding anything herein to the contrary, the person or persons executing this Second Amendment on behalf of Landlord and Tenant, respectively, are authorized to do so and to so bind each respective entity with respect to the provisions herein; provided, however, that such individuals shall incur no personal liability with respect to the obligations or performance of Landlord and Tenant, as applicable, under the Lease, as amended.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first set forth above.

LANDLORD:	TENANT:

DCT CREEKSIDE III LLC,	RED ENVELOPE, INC.
a Delaware limited liability company

By:	DCT Industrial Operating Partnership LP,
a Delaware limited partnership,
its sole member

	By:	DCT Industrial Trust Inc.,
a Maryland corporation,
its general partner

By:	/s/ Daryl H. Mechem	By:	/s/ John A POUND

	Daryl H. Mechem	Name:	John A POUND
	Managing Director	Title:	EXECUTIVE CHAIRMAN
Date:	7/23/07	Date:	7-13-07
[NOTARY SIGNATURES ON THE FOLLOWING PAGE.]

STATE OF California	)
) ss:
COUNTY OF San Francisco	)
     On this 13th day of July 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared John A. Pound, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged before me that he/she executed the same in his/her-capacity as Executive Chairman of RED ENVELOPE, INC., and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
     NOTARY SEAL

/s/ Kisa Rubi Kawamura Notary Public

[SEAL]	Sep 20, 2009
Commission Expires

STATE OF Colorado	)
)ss.:
COUNTY OF Denver	)
     On this 23rd day of July, 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Daryl H. Mechem, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged before me that he executed the same in his capacity as Managing Director of DCT Industrial Trust Inc., the general partner of DCT Industrial Operating Partnership LP, the sole member of DCT CREEKSIDE III LLC, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
     NOTARY SEAL

/s/ Marianne Mari Notary Public

[SEAL]	01-27-2011
Commission Expires